Transactions effected pursuant to Rule 10F3.

		R.J. Involved?	Form Rec'd?	Yrs. In Business:	Security:	Date of Purchase:	Date Offering commenced:	Purchase price:	Commission:	Securities acquired from:	Share amount purchased	$ Amount purchased:	Total Offering:	Spread
EGIF	Secondary Offering	No	N/A	N/A	Invesco Mortgage Capital Inc Com	January 12, 2010	January 12, 2010	21.25		Morgan Stanley	25,000	$531,250		0.00%